Exhibit 21.1
Subsidiaries of Snowflake Inc.

Name of Subsidiary	Jurisdiction of Organization
Snowflake Holdings LLC	Delaware
Snowflake Investment Holdings, Inc.	Delaware
Solar Merger Sub I Inc.	Delaware
Solar Merger Sub II LLC	Delaware
Snowflake Computing Pty Ltd.	Australia
Snowflake Computing Canada Inc.	Canada
Snowflake Finland OY	Finland
Snowflake Computing France SAS	France
Snowflake Computing GmbH	Germany
Snowflake Computing India LLP	India
SNFL Cloudtech India Pvt. Ltd.	India
Snowflake Computing Ireland Limited	Ireland
Snowflake Cloudtech Israel Ltd.	Israel
Snowflake Italy S.R.L.	Italy
Snowflake K.K.	Japan
Snowflake Technologies Mexico, S. de R. de C.V	Mexico
Snowflake Computing Netherlands B.V.	Netherlands
Snowflake International B.V.	Netherlands
Snowflake Poland sp. z o.o.	Poland
Snowflake Computing Singapore Pte. Ltd.	Singapore
Snowflake Korea YH	South Korea
Snowflake Computing Spain, S.L.	Spain
SNFL Technologies AB	Sweden
Snowflake Computing Switzerland GmbH	Switzerland
Snowflake Middle East FZ-LLC	United Arab Emirates
Snowflake Computing U.K. Limited	United Kingdom